Filed Pursuant to Rule 433

Registration No. 333-295600

August 10, 2026

Supplementing the Preliminary

Prospectus Supplement dated August 10, 2026

(To Prospectus dated May 6, 2026)

MPLX LP

Pricing Term Sheet

August 10, 2026

$1,250,000,000 4.700% Senior Notes due 2029

$500,000,000 5.000% Senior Notes due 2032

$500,000,000 5.500% Senior Notes due 2036

Issuer:	MPLX LP

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2/BBB/BBB

Net proceeds (after underwriting discounts but before expenses) to the Issuer:	$2,215,965,000

Trade Date:	August 10, 2026

Settlement Date**:	August 24, 2026 (T+10)

4.700% Senior Notes due 2029

Principal Amount:	$1,250,000,000

Maturity Date:	November 1, 2029

Coupon:	4.700%

Price to Public:	99.312% of the principal amount plus accrued interest, if any, from August 24, 2026

Yield to Maturity:	4.931%

Spread to Benchmark Treasury:	+62 bps

Benchmark Treasury:	4.125% due July 15, 2029

Benchmark Treasury Price / Yield:	99-153/4 / 4.311%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2027, to holders of record at the close of business on the preceding April 15 and October 15, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+10 bps (at any time before October 1, 2029)

Par Call:	On or after October 1, 2029 (the date that is one month prior to the maturity of the 2029 Securities) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption

CUSIP / ISIN:	55336VCG3 / US55336VCG32

5.000% Senior Notes due 2032

Principal Amount:	$500,000,000

Maturity Date:	May 1, 2032

Coupon:	5.000%

Price to Public:	98.972% of the principal amount plus accrued interest, if any, from August 24, 2026

Yield to Maturity:	5.208%

Spread to Benchmark Treasury:	+80 bps

Benchmark Treasury:	4.375% due July 31, 2031

Benchmark Treasury Price / Yield:	99-271/4 / 4.408%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2027, to holders of record at the close of business on the preceding April 15 and October 15, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+15 bps (at any time before April 1, 2032)

Par Call:	On or after April 1, 2032 (the date that is one month prior to the maturity of the 2032 Securities) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption

CUSIP / ISIN:	55336VCH1 / US55336VCH15

5.500% Senior Notes due 2036

Principal Amount:	$500,000,000

Maturity Date:	November 1, 2036

Coupon:	5.500%

Price to Public:	98.066% of the principal amount plus accrued interest, if any, from August 24, 2026

Yield to Maturity:	5.751%

Spread to Benchmark Treasury:	+105 bps

Benchmark Treasury:	4.375% due May 15, 2036

Benchmark Treasury Price / Yield:	97-15 / 4.701%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2027, to holders of record at the close of business on the preceding April 15 and October 15, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+20 bps (at any time before August 1, 2036)

Par Call:	On or after August 1, 2036 (the date that is three months prior to the maturity of the 2036 Securities) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption

CUSIP / ISIN:	55336VCJ7 / US55336VCJ70

Joint Book-Running Managers:

TD Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Co-Managers:

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Morgan Stanley & Co. LLC

Siebert Williams Shank & Co., LLC

Academy Securities, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling TD Securities (USA) LLC telephone: 1-855-495-9846 (toll-free), Goldman Sachs & Co. LLC telephone: 1-800-471-2526 (toll-free), J.P. Morgan Securities LLC telephone: 1-212-834-4533 (collect), SMBC Nikko Securities America, Inc. telephone: 1-888-868-6856 (toll-free) or Wells Fargo Securities, LLC telephone: 1-800-645-3751 (toll-free).

**

It is expected that delivery of the notes will be made against payment therefor on or about August 24, 2026, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+10 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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